For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	October 27, 2020
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2020 THIRD QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the third quarter of 2020. For the quarter, the Company reported net income of $8.8 million, or $1.01 per diluted common share (“diluted EPS”), up $6.3 million from $2.5 million, or $0.29 diluted EPS, for the second quarter of 2020.

“This year has created tremendous challenges for our customers due to the impact of COVID-19,” said John W. Bordelon, Chairman, President, and Chief Executive Officer of the Company and the Bank. “The Bank is well positioned for any fallout from the pandemic financially with the reserves we established over the first two quarters of 2020. While our delinquencies have not escalated at this point in the economic cycle, we believe that as the stimulus from the Federal Government stops, problems will arise until the virus fades or a cure is created.”

“It would be very understandable for the people of Louisiana to struggle and potentially fail due to the pandemic, a downturn in oil prices, and two hurricanes. However, citizens of Louisiana are very resilient and will find a way to make it through these troubling times to better days. We are very proud of the effort put forth by our employees to serve our customers for the last six months. Together, we will move beyond this crisis and help our communities grow.”

COVID-19 Response

Banking operations have not been restrained by state and local government COVID-19 restrictions. However, we have adapted to protect our employees and customers by working remotely, enhancing cleaning procedures, and enacting several other measures to reduce the risk of transmission of the virus. State government imposed restrictions were relaxed in September 2020 within our Louisiana and Mississippi markets, though the states have not fully reopened. The changes in restrictions primarily increased capacity limits of certain businesses and relaxed social distancing guidelines.

During the second and third quarters of 2020, the Company funded approximately 3,072 loans totaling $262.2 million under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"). At September 30, 2020, the total recorded net investment in PPP loans was $254.5 million, of which approximately 2,160 loans with an aggregate outstanding balance of $35.2 million were for amounts of $50,000 or less.

To give immediate financial support to our customers, the Company began providing principal and/or interest payment relief options in March 2020. When we last reported the level of such deferrals in our second quarter Form 10-Q (as of August 4, 2020), $113.9 million, or 6% of total loans, were under deferral agreements. As of September 30, 2020, the level of deferrals decreased to $70.2 million, or 4% of total loans. The level of COVID-19 related deferrals formerly totaled 558.8 million, or 28% of total loans, at June 30, 2020. Of the loans that have exited deferral agreements, $469.0 million, or 98%, were current and performing as of September 30, 2020.

Third Quarter 2020 Highlights

•Net income totaled $8.8 million, up $6.3 million, or 252%, from the prior quarter primarily due to the absence of provisions for credit losses on loans and unfunded lending commitments during the third quarter of 2020.

•The Company recorded no provision for loan losses primarily due to limited changes to our assessment of the economic impact of the COVID-19 pandemic and the absence of loan growth from the previous quarter.
•Loans totaled $2.0 billion at September 30, 2020, down $10.6 million, or less than 1%, from June 30, 2020

•The allowance for loan losses totaled $33.0 million, or 1.69% of total loans, at September 30, 2020. The allowance for credit losses ("ACL"), which includes the allowance for unfunded lending commitments, totaled $36.6 million, or 1.87% of total loans, at September 30, 2020. Excluding PPP loans, the ratio of allowance for loan losses to total loans and the ratio for allowance for credit losses was 1.94% and 2.15%, respectively.

•Nonperforming assets totaled $24.8 million, or 0.96% of total assets, down $3.1 million from June 30, 2020 primarily due to pay-downs on nonaccrual loans.

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 9.44% and 15.29% at September 30, 2020, compared to 9.11% and 14.83% at June 30, 2020.

•The net interest margin was 3.82% for the three months ended September 30, 2020, up six basis points from the second quarter of 2020 primarily due to a decrease in the cost of interest-bearing deposits.

•The average yield on total interest-bearing deposits was 0.60% in the third quarter of 2020, down 18 basis points from the second quarter of 2020.

Loans

Loans totaled $2.0 billion at September 30, 2020, down $10.6 million, or less than 1%, from June 30, 2020. The following table summarizes the changes in the Company’s loan portfolio from June 30, 2020 to September 30, 2020.

	September 30,	June 30,	Increase/(Decrease)
(dollars in thousands)	2020	2020	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$409,282	$431,999	$(22,717)	(5)%
Home equity loans and lines	67,766	72,956	(5,190)	(7)
Commercial real estate	707,638	689,942	17,696	3
Construction and land	201,575	203,592	(2,017)	(1)
Multi-family residential	86,619	81,635	4,984	6
Total real estate loans	1,472,880	1,480,124	(7,244)	—
Other loans:
Commercial and industrial	443,480	444,728	(1,248)	—
Consumer	38,937	41,073	(2,136)	(5)
Total other loans	482,417	485,801	(3,384)	(1)
Total loans	$1,955,297	$1,965,925	$(10,628)	(1)%

During the third quarter of 2020, substantial commercial real estate and multi-family residential loan growth was overcome by pay-downs across certain other segments of the loan portfolio. In particular, the Company experienced a steep decline in residential mortgages primarily due to refinances as borrowers sought to acquire lower interest rates.

Commercial real estate loan growth was strongest in our Acadiana market, which accounted for approximately 51% of the increase in commercial real estate loans. The remaining increase in the commercial real estate portfolio was primarily spread across the Northshore, New Orleans, and Baton Rouge markets. Commercial real estate loan growth in Acadiana was primarily attributable to owner-occupied loans to borrowers in the healthcare sector. Multi-family residential loan growth was primarily attributable to our Northshore market.

At September 30, 2020, the total recorded investment in PPP loans was $254.5 million, up $4.9 million or 2% from June 30, 2020. At September 30, 2020, PPP loans are reported net of $7.6 million in deferred lender fees, which will be amortized into interest income over the life of the loans (on a contractual basis, approximately 2 years on average).

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $24.8 million, or 0.96% of total assets, at September 30, 2020, down $3.1 million, or 11%, from $28.0 million, or 1.06% of total assets, at June 30, 2020. During the third quarter of 2020, approximately $3.0 million in acquired nonaccrual loans related to a single commercial relationship were paid-off.

The Company recorded net loan charge-offs of $821,000 during the third quarter of 2020, compared to net loan charge-offs of $1.1 million for the second quarter of 2020. During the third quarter of 2020, $1.4 million of Company's originated individually evaluated loans were eliminated through partial pay-offs and subsequent charge-offs of the remaining balances. These loans were related to a single commercial relationship and were classified as substandard prior to the COVID-19 crisis. Net charge-offs attributable to these individually evaluated loans totaled $806,000 for the third quarter of 2020.

Beginning in March 2020, in response to the economic challenges brought on by the COVID-19 crisis, we began offering our borrowers payment relief options primarily in the form of deferrals of principal and/or interest payments for an initial term of up to three months. When we last reported the level of such deferrals in our second quarter Form 10-Q (as of August 4, 2020), $113.9 million, or 6% of total loans, were under deferral agreements. As of September 30, 2020, the level of deferrals has decreased to $70.2 million, or 4% of total loans. The level of COVID-19 related deferrals formerly totaled 558.8 million, or 28% of total loans, at June 30, 2020. Of the loans that have exited deferral agreements, $469.0 million, or 98%, are current and performing as of September 30, 2020.

The Company recorded no provision for loan losses for the third quarter of 2020 primarily due to limited changes in our assessment of the economic impact of the COVID-19 pandemic, our assessment of all other risk factors in the loan portfolio and the absence of loan growth from the previous quarter. The provision for loan losses for the nine months ending September 30, 2020 totaled $12.7 million, up $10.4 million from the same period in 2019. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, the duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following table provides a summary of the loan portfolio and related reserves at September 30, 2020. We have separately identified certain information regarding PPP loans which, due to the existence of full repayment guarantees from the SBA as well as the likelihood that the vast majority of such loans will be forgiven, we believe entail minimal credit risk to the Company.

(dollars in thousands)	Total Loans	PPP Loans	Total ACL	ACL to Total Loans	ACL to Total Non-PPP Loans
September 30, 2020
Retail CRE	$189,757	$—	$6,833	3.60%	3.60%
Hotels and short-term rentals	100,029	4,067	5,099	5.10	5.31
Restaurants and bars	92,715	31,488	3,108	3.35	5.08
Energy	31,652	—	1,701	5.37	5.37
Credit cards	3,725	—	375	10.07	10.07
Other loans	1,537,419	218,932	15,886	1.03	1.20
Total	$1,955,297	$254,487	$33,002	1.69%	1.94%

Unfunded lending commitments(1)	—	—	3,637	—	—
Total	$1,955,297	$254,487	$36,639	1.87%	2.15%

(1)At September 30, 2020, the allowance of $3.6 million related to unfunded lending commitments of $326.8 million. The ACL on unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.

Investment Securities

The following table summarizes the composition of the Company’s investment securities portfolio at September 30, 2020.

(dollars in thousands)	Recorded Investment
Available-for-sale
U.S. agency mortgage-backed	$123,152
Collateralized mortgage obligations	99,157
Municipal bonds	20,817
U.S. government agency	6,413
Corporate bonds	2,039
Total available-for-sale	251,578
Held to Maturity
Municipal Bonds	2,942
Total investment securities	$254,520

Securities available-for-sale ("AFS") made up 99% of total investment securities and net unrealized gains on AFS securities totaled $6.7 million at September 30, 2020.

Deposits

Total deposits decreased $59.2 million, or 3%, from June 30, 2020 to $2.2 billion at September 30, 2020. The following table summarizes the changes in the Company’s deposits from June 30, 2020 to September 30, 2020.

	September 30,	June 30,	Increase/(Decrease)
(dollars in thousands)	2020	2020	Amount	Percent
Demand deposits	$629,345	$647,789	$(18,444)	(3)%
Savings	242,849	237,168	5,681	2
Money market	336,310	305,668	30,642	10
NOW	620,081	688,336	(68,255)	(10)
Certificates of deposit	378,909	387,743	(8,834)	(2)
Total deposits	$2,207,494	$2,266,704	$(59,210)	(3)%

The average rate on interest-bearing deposits decreased 18 basis points from 0.78% for the second quarter of 2020 to 0.60% for the third quarter of 2020. At September 30, 2020, certificates of deposit maturing within the next 12 months totaled $290.8 million.

Net Interest Income

The net interest margin ("NIM") increased six basis points from 3.76% for the second quarter of 2020 to 3.82% for the third quarter of 2020 primarily due to a decrease in the cost of interest-bearing deposits, which was down 18 basis points from the second quarter of 2020.

The average loan yield was 4.94% for the third quarter of 2020, down eight basis points from the second quarter of 2020 primarily due to the full quarter impact of outstanding PPP loans. Outstanding PPP loans negatively impacted the average loan yield by 34 basis points and the NIM by 14 basis points during the third quarter of 2020. During the second quarter of 2020, outstanding PPP loans negatively impacted the average loan yield by 21 basis points and the NIM by 6 basis points. Loan income from deferred PPP lender fees totaled $1.1 million during the third quarter of 2020 and $882,000 during the second quarter of 2020. The remaining balance of $7.6 million in deferred lender fees will be amortized into interest income over the life of the PPP loans.

Loan accretion income from acquired loans totaled $847,000 for the third quarter of 2020 and $746,000 for the second quarter of 2020. At September 30, 2020, variable rate loans totaled $460.8 million, or 24% of total loans.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	September 30, 2020			June 30, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,971,174	$24,769	4.94%	$1,928,185	$24,371	5.02%
Investment securities (TE)	252,314	967	1.56	256,069	1,182	1.88
Other interest-earning assets	170,957	106	0.25	186,127	117	0.25
Total interest-earning assets	$2,394,445	$25,842	4.25%	$2,370,381	$25,670	4.31%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,195,455	$1,136	0.38%	$1,157,239	$1,347	0.47%
Certificates of deposit	381,949	1,232	1.28	391,380	1,665	1.71
Total interest-bearing deposits	1,577,404	2,368	0.60	1,548,619	3,012	0.78
Other borrowings	5,539	53	3.81	5,539	53	3.86
FHLB advances	34,612	149	1.73	70,460	188	1.07
Total interest-bearing liabilities	$1,617,555	$2,570	0.63%	$1,624,618	$3,253	0.80%

Net interest spread (TE)			3.62%			3.51%
Net interest margin (TE)			3.82%			3.76%

Noninterest Income

Noninterest income for the third quarter of 2020 totaled $3.8 million, up $691,000, or 22%, from the second quarter of 2020 primarily due to increases in gains on the sale of loans (up $262,000), income from bank card fees (up $204,000) and income from service fees and charges on deposit accounts (up $181,000).

Noninterest Expense

Noninterest expense for the third quarter of 2020 totaled $16.1 million, up $121,000, or 1%, from the second quarter of 2020. The increase in noninterest expense was primarily due to increases in compensation and benefits expense, regulatory fees and marketing and advertising expense, partially offset by the absence of a provision for credit losses on unfunded lending commitments.
Compensation and benefits expense was up $378,000, from the second quarter of 2020 primarily due to bonuses paid during the third quarter of 2020.

Regulatory fees were up $164,000, from the second quarter of 2020 primarily due to an increase in FDIC assessments. Large provisions for loan losses, the impact of CECL adoption and dividends during the first half of 2020 reduced total shareholders' equity and resulted in a less favorable leverage ratio, which is used to compute FDIC assessments.

The Company recorded no provision for credit losses on unfunded lending commitments for the third quarter of 2020 primarily due to limited changes in our assessment of the economic impact of the COVID-19 pandemic and the absence of loan growth from the previous quarter. The provision for credit losses on unfunded lending commitments totaled $1.3 million for the nine months ending September 30, 2020.

Capital and Liquidity

The Company's tangible common equity ratio was 9.93% and 9.54% at September 30, 2020 and June 30, 2020, respectively. At September 30, 2020, the Bank's preliminary Tier 1 leverage capital ratio was 9.44%, up 33 basis points from June 30, 2020, and preliminary total risk-based capital ratio was 15.29%, up 46 basis points from June 30, 2020. Loans covered under the PPP are included in the Bank's Tier 1 leverage capital ratio.

The following table summarizes the Company's primary and secondary sources of liquidity.

September 30,
(dollars in thousands)	2020
Cash and cash equivalents	$185,836
Unpledged investment securities, amortized cost	116,161
FHLB advance availability	775,313
Unsecured lines of credit	55,000
Federal Reserve discount window availability	500
Total primary and secondary liquidity	$1,132,810

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.22 per share payable on November 20, 2020, to shareholders of record as of November 9, 2020.

During the third quarter, the Company completed the remaining share repurchases under the 2019 Repurchase Plan and announced the approval of a new repurchase program (the "2020 Repurchase Plan"). The Company repurchased 135,224 shares of its common stock during the third quarter of 2020 at an average price per share of $24.94. An additional 391,692 shares remain eligible for purchase under the 2020 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $35.48 and $28.30, respectively, at September 30, 2020.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets and PPP loans. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019

Reported net income	$8,782	$2,493	$6,856
Add: Core deposit intangible amortization, net tax	267	270	311
Non-GAAP tangible income	$9,049	$2,763	$7,167

Total assets	$2,579,200	$2,636,896	$2,218,040
Less: Intangible assets	63,439	63,777	64,854
Non-GAAP tangible assets	$2,515,761	$2,573,119	$2,153,186

Total shareholders’ equity	$313,324	$309,326	$314,677
Less: Intangible assets	63,439	63,777	64,854
Non-GAAP tangible shareholders’ equity	$249,885	$245,549	$249,823

Total loans	$1,955,297	$1,965,925	$1,707,442
Less: PPP loans	254,487	249,623	—
Total loans excluding PPP loans	$1,700,810	$1,716,302	$1,707,442

Allowance for loan losses to total loans	1.69%	1.72%	1.03%
Less: PPP loans	0.25	0.25	—
Non-GAAP allowance for loan losses to total loans	1.94%	1.97%	1.03%

Return on average equity	11.17%	3.19%	8.64%
Add: Average intangible assets	3.27	1.26	2.75
Non-GAAP return on average tangible common equity	14.44%	4.45%	11.39%

Common equity ratio	12.15%	11.73%	14.19%
Less: Intangible assets	2.22	2.19	2.59
Non-GAAP tangible common equity ratio	9.93%	9.54%	11.60%

Book value per share	$35.48	$34.50	$33.72
Less: Intangible assets	7.18	7.11	6.95
Non-GAAP tangible book value per share	$28.30	$27.39	$26.77

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by its Current Report on Form 8-K dated April 28, 2020, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(dollars in thousands)	September 30, 2020	June 30, 2020	% Change	September 30, 2019
Assets
Cash and cash equivalents	$185,836	$234,255	(21)%	$61,289
Interest-bearing deposits in banks	349	449	(22)	449
Investment securities available for sale, at fair value	251,578	256,922	(2)	255,114
Investment securities held to maturity	2,942	4,333	(32)	7,193
Mortgage loans held for sale	21,045	13,359	58	6,909
Loans, net of unearned income	1,955,297	1,965,925	(1)	1,707,442
Allowance for loan losses	(33,002)	(33,823)	(2)	(17,598)
Total loans, net of allowance for loan losses	1,922,295	1,932,102	(1)	1,689,844
Office properties and equipment, net	45,696	45,967	(1)	46,362
Cash surrender value of bank-owned life insurance	40,184	39,953	1	39,228
Goodwill and core deposit intangibles	63,439	63,777	(1)	64,854
Accrued interest receivable and other assets	45,836	45,779	—	46,798
Total Assets	$2,579,200	$2,636,896	(2)	$2,218,040

Liabilities
Deposits	$2,207,494	$2,266,704	(3)%	$1,831,406
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	31,445	35,041	(10)	47,853
Accrued interest payable and other liabilities	21,398	20,286	5	18,565
Total Liabilities	2,265,876	2,327,570	(3)	1,903,363

Shareholders' Equity
Common stock	88	90	(2)%	93
Additional paid-in capital	165,522	166,494	(1)	168,822
Common stock acquired by benefit plans	(2,880)	(2,970)	3	(3,260)
Retained earnings	145,373	140,582	3	147,841
Accumulated other comprehensive income	5,221	5,130	2	1,181
Total Shareholders' Equity	313,324	309,326	1	314,677
Total Liabilities and Shareholders' Equity	$2,579,200	$2,636,896	(2)	$2,218,040

HOMEBANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	% Change	September 30, 2019	% Change
Interest Income
Loans, including fees	$24,769	$24,371	2%	$23,562	5%
Investment securities	967	1,182	(18)	1,515	(36)
Other investments and deposits	106	117	(9)	397	(73)
Total interest income	25,842	25,670	1	25,474	1

Interest Expense
Deposits	2,368	3,012	(21)%	4,050	(42)%
Other borrowings	53	53	—	53	—
Federal Home Loan Bank advances	149	188	(21)	230	(35)
Total interest expense	2,570	3,253	(21)	4,333	(41)
Net interest income	23,272	22,417	4	21,141	10
Provision for loan losses	—	6,471	(100)	1,146	(100)
Net interest income after provision for loan losses	23,272	15,946	46	19,995	16

Noninterest Income
Service fees and charges	1,123	942	19%	1,516	(26)%
Bank card fees	1,331	1,127	18	1,141	17
Gain on sale of loans, net	904	642	41	355	155
Income from bank-owned life insurance	231	228	1	1,464	(84)
Loss on sale of assets, net	—	(13)	100	(8)	100
Other income	205	177	16	306	(33)
Total noninterest income	3,794	3,103	22	4,774	(21)

Noninterest Expense
Compensation and benefits	9,740	9,362	4%	10,266	(5)%
Occupancy	1,686	1,653	2	1,791	(6)
Marketing and advertising	288	160	80	418	(31)
Data processing and communication	1,851	1,760	5	1,764	5
Professional fees	197	255	(23)	227	(13)
Forms, printing and supplies	140	160	(13)	172	(19)
Franchise and shares tax	378	389	(3)	399	(5)
Regulatory fees	526	362	45	127	314
Foreclosed assets, net	162	145	12	47	245
Amortization of acquisition intangible	338	342	(1)	393	(14)
Provision for credit losses on unfunded lending commitments	—	542	(100)	—	—
Other expenses	810	865	(6)	1,006	(19)
Total noninterest expense	16,116	15,995	1	16,610	(3)
Income before income tax expense	10,950	3,054	259	8,159	34
Income tax expense	2,168	561	286	1,303	66
Net income	$8,782	$2,493	252	$6,856	28

Earnings per share - basic	$1.01	$0.29	248%	$0.76	33%
Earnings per share - diluted	$1.01	$0.29	248	$0.75	35

Cash dividends declared per common share	$0.22	$0.22	—%	$0.21	5%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	% Change	September 30, 2019	% Change

EARNINGS DATA
Total interest income	$25,842	$25,670	1%	$25,474	1%
Total interest expense	2,570	3,253	(21)	4,333	(41)
Net interest income	23,272	22,417	4	21,141	10
Provision for loan losses	—	6,471	(100)	1,146	(100)
Total noninterest income	3,794	3,103	22	4,774	(21)
Total noninterest expense	16,116	15,995	1	16,610	(3)
Income tax expense	2,168	561	286	1,303	66
Net income	$8,782	$2,493	252	$6,856	28

AVERAGE BALANCE SHEET DATA
Total assets	$2,582,239	$2,564,562	1%	$2,217,178	16%
Total interest-earning assets	2,394,445	2,370,381	1	2,018,702	19
Total loans	1,971,174	1,928,185	2	1,698,046	16
Total interest-bearing deposits	1,577,404	1,548,619	2	1,383,462	14
Total interest-bearing liabilities	1,617,555	1,624,618	—	1,440,178	12
Total deposits	2,208,825	2,155,963	2	1,827,689	21
Total shareholders' equity	312,841	313,853	—	314,773	(1)

SELECTED RATIOS (1)
Return on average assets	1.35%	0.39%	246%	1.23%	10%
Return on average equity	11.17	3.19	250	8.64	29
Common equity ratio	12.15	11.73	4	14.19	(14)
Efficiency ratio (2)	59.54	62.67	(5)	64.10	(7)
Average equity to average assets	12.12	12.24	(1)	14.20	(15)
Tier 1 leverage capital ratio (3)	9.44	9.11	4	11.12	(15)
Total risk-based capital ratio (3)	15.29	14.83	3	15.25	—
Net interest margin (4)	3.82	3.76	2	4.12	(7)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	9.93%	9.54%	4%	11.60%	(14)%
Return on average tangible common equity (6)	14.44	4.45	224	11.39	27

PER SHARE DATA
Earnings per share - basic	$1.01	$0.29	248%	$0.76	33%
Earnings per share - diluted	1.01	0.29	248	0.75	35
Book value at period end	35.48	34.50	3	33.72	5
Tangible book value at period end	28.30	27.39	3	26.77	6
Shares outstanding at period end	8,831,406	8,966,101	(2)	9,331,099	(5)
Weighted average shares outstanding
Basic	8,627,318	8,701,730	(1)%	9,058,600	(5)%
Diluted	8,651,066	8,730,437	(1)	9,107,167	(5)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	September 30, 2020			June 30, 2020			September 30, 2019
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1) (2)
Nonaccrual loans(3)	$12,204	$10,639	$22,843	$14,126	$10,966	$25,092	$13,221	$11,785	$25,006
Accruing loans past due 90 days and over	10	—	10	—	906	906	—	—	—
Total nonperforming loans	12,214	10,639	22,853	14,126	11,872	25,998	13,221	11,785	25,006
Foreclosed assets and ORE	956	1,029	1,985	1,060	914	1,974	712	1,880	2,592
Total nonperforming assets	13,170	11,668	24,838	15,186	12,786	27,972	13,933	13,665	27,598
Performing troubled debt restructurings	910	480	1,390	917	457	1,374	1,712	213	1,925
Total nonperforming assets and troubled debt restructurings	$14,080	$12,148	$26,228	$16,103	$13,243	$29,346	$15,645	$13,878	$29,523

Nonperforming assets to total assets			0.96%			1.06%			1.24%
Nonperforming loans to total assets			0.89			0.99			1.13
Nonperforming loans to total loans			1.17			1.32			1.46
Allowance for loan losses to nonperforming assets			132.87			120.92			63.77
Allowance for loan losses to nonperforming loans			144.41			130.10			70.38
Allowance for loan losses to total loans			1.69			1.72			1.03
Allowance for credit losses to total loans(4)			1.87			1.91			1.03

Year-to-date loan charge-offs			$2,522			$1,627			$1,118
Year-to-date loan recoveries			295			221			67
Year-to-date net loan charge-offs			$2,227			$1,406			$1,051
Annualized YTD net loan charge-offs to average loans			0.15%			0.15%			0.08%
(1)Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Due to the adoption of CECL, PCD loans of $2.1 million are included in nonperforming loans at September 30, 2020 and June 30, 2020. Prior to January 1, 2020, these loans were classified as PCI and excluded from nonperforming loans because they continued to earn interest income from the accretable yield at the pool level. With the adoption of CECL, the pools were discontinued and performance is based on contractual terms for individual loans.

(2)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

(3)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $7.2 million, $8.1 million and $8.8 million at September 30, 2020, June 30, 2020 and September 30, 2019, respectively. Acquired restructured loans placed on nonaccrual totaled $1.2 million, $2.2 million and $2.0 million at September 30, 2020, June 30, 2020 and September 30, 2019, respectively.

(4)The allowance for credit losses includes $3.6 million for unfunded lending commitments at September 30, 2020 and June 30, 2020. The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.